Exhibit 99.1

P.O. Box 25099 ~ Richmond, VA 23260 ~ phone: (804) 359-9311 ~ fax (804) 254-3584
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P R E S S R E L E A S E

CONTACT:	Candace C. Formacek	RELEASE:	Immediately
Phone: (804) 359-9311
Fax: (804) 254-3584
Email: investor@universalleaf.com

Universal Corporation Announces Share Repurchase Program and
43rd Annual Dividend Increase
Richmond, VA • November 5, 2013 / PRNEWSWIRE

George C. Freeman, III, Chairman, President, and Chief Executive Officer of Universal Corporation (NYSE:UVV), announced today that the Company’s Board of Directors approved a program for the repurchase of up to $100 million of Universal Corporation common stock. The authorized purchases may be made from time to time on the open market or in privately negotiated transactions at prices not exceeding prevailing market rates. Universal currently has approximately 23.2 million common shares outstanding.

In addition, Mr. Freeman announced that the Company’s Board of Directors has increased the quarterly dividend on the common shares of the Company by one cent to fifty one cents ($0.51) per share. The dividend is payable February 10, 2014, to common shareholders of record at the close of business on January 13, 2014. This increase indicates an annualized rate of $2.04 per share and a yield of approximately 3.78% based on the $53.93 closing price on October 30, 2013.

The Board of Directors also declared a quarterly dividend of $16.875 per share on the Series B 6.75% Convertible Perpetual Preferred Stock, payable December 16, 2013, to shareholders of record as of 5:00 p.m. Eastern Time on December 1, 2013.

Effective with the payment of the Company's common stock dividend on November 12, 2013, the Company will adjust the conversion rate on its Series B Preferred Stock. The adjusted conversion rate on the Series B Preferred Stock will be 21.9318 common shares per $1,000 of liquidation preference of Series B Preferred Stock. The new rate will be equivalent to a conversion price of approximately $45.60 per common share

Mr. Freeman noted, "Universal has raised its common dividend every year since 1971 and this is our 43rd consecutive annual dividend increase. We are proud to continue providing value to shareholders through the return of our earnings and cash flow while prudently managing our balance sheet.”

Headquartered in Richmond, Virginia, Universal Corporation is the leading global leaf tobacco supplier and conducts business in more than 30 countries. Its revenues for the fiscal year ended March 31, 2013, were $2.5 billion. For more information on Universal Corporation, visit its website at www.universalcorp.com.

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